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Media Contact:
Kirstie Burden, Overstock.com, Inc.
+1 (801) 947-3116
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Investor Contact:
Mark Harden, Overstock.com, Inc.
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Overstock to Appeal Ruling in California Comparison Advertising Case

“No good deed goes unpunished,” says CEO Patrick Byrne

SALT LAKE CITY - Jan. 6, 2014 - Overstock.com, Inc. (NASDAQ: OSTK) today announced it will appeal the tentative ruling of a California trial court which prohibits the company from comparison price advertising unless done in conformity with new court-mandated practices which diverge widely from industry standards.

“Respectfully, I believe this ruling is unjust,” said Overstock.com President Stormy Simon, “and I know, because since 2008 I have been an integral part of the process by which we log, verify and advertise ‘compare-at’ prices. I am aware of the lengths we have gone to get this right on the millions of products that flow through our website. We will follow the ruling, while noting that the effects on our current practices will be small because, as we are the gold standard, we are already fanatic about getting this right. However, if fairly enforced, this ruling will force other retailers to change their processes dramatically (which makes one wonder why we are the ones who were targeted). We are an honest company committed to bringing justice to all our customers and suppliers, and that's a promise. If this tentative ruling becomes final, we will file an appeal as soon as possible.”

“We note that the Court did not take issue with Overstock’s claim to be the online low-price leader,” said Overstock.com General Counsel Mark Griffin, “but only with the way that we communicate ‘comparison prices’ (e.g., ‘Compare’, ‘Compare at’). We think customers understand these terms well. Comparison pricing is the standard retail industry practice of showing a difference between a retailers current selling price and the price of that product at some other retailer’s market price (or at ‘list’, full retail, or a manufacturer’s suggested retail price). Respectfully, we believe this ruling goes so far it harms the marketplace, and we don’t believe that it was the intent of this California law to reconstruct entirely the manner in which retailers advertise prices by creating a new and radical expansion of the standard regarding industry practices. We know our customers want value comparisons, and we will provide them.”

Overstock Chairman and CEO Dr. Patrick Byrne said, “Where we use comparison prices, we find at least one example of a retailer selling at that price, and across such cases currently Overstock’s discount averages 33%. Judge Carvill instructs that we must instead use one of several methods to derive a comparison price, such as using the highest price from among a set of five retailers chosen from a third-party ranking service for some categories, or of three other retailers for other categories, or from three others for some other categories, or the average price among them, and so on and so forth. I freely confess that I had no sense that word ‘compare’ was replete with so much arcane meaning, nor that our reading of ‘compare’ to mean ‘it is selling somewhere else at this price’ would prove so odd and idiosyncratic in the eyes of California law. But as best as we can calculate this weekend, following this stipulation will only shift Overstock’s average ‘compare-at’ discount from 33% to 26%.”

Byrne continued, “Furthermore, Judge Carvill has unwittingly put smaller suppliers at an enormous disadvantage versus the big players. By way of extraordinary example, His Honor’s reasoning disproportionately and greatly harms our Worldstock store, where we are providing much needed market access to global artisans, and our Main Street Revolution store, which provides similar market access to small domestic suppliers. The rules His Honor has created are highly impractical for these categories (unlike, for example, our sales of brand-name televisions, which can easily be made to conform with Judge Carvill’s ruling). In November of this year Worldstock surpassed the $100 million mark in payments made to our artisan suppliers, we have attempted to run that division at 0% profit, and where there has been a profit we have used it to build 26 schools educating 6,000 kids (mostly female) across Africa and Central Asia: That is the department that is disproportionately harmed by Judge Carvill’s reasoning. When we go to Nepal and buy some Tibetan Singing Bowls from an NGO which serves women-at-risk, bring them home, and sell them with the tiniest markup possible, it can be really, really hard to say what the precise compare-at price is (though as an organization we have bent over backwards to be ethical, and have brought such goods to US markets at prices well below anyone else). Under Judge Carvill’s reasoning it becomes highly impractical to market these unique goods in a way that truly reflects the extraordinary values they represent.”

“We are the gold standard in retail price comparisons,” Byrne added, “and we have been for many years. We verify each comparison price we use, and thoroughly disclose the manner in which we do so. Judge Carvill’s decision is a fine example of the principle, ‘No good deed goes unpunished.’”

The court imposed a civil penalty on Overstock for each day it used price comparisons that were not in accordance with new practices the court outlined. From March 2006 to September 2008, the court imposed a penalty of $3,500 per day and from September 2008 through September 2013, $2,000 per day, amounting to $6,819,000 in total. The court also allowed the People to apply for payment of such fees and costs as are allowed by law. The company will appeal both the injunction and the amount of the penalty.

The court did not order restitution, which is consistent with the company’s contention that no harm was shown, and that the company is, in fact, an online low-price leader.

Among other restrictions, the court’s ruling would require more elaborate price comparison disclosures on individual product website pages, depending on the type of comparison made. Assuming that other retailers will have to follow the same rules as Overstock.com, traditional retail stores will have to make lengthy disclosures on paper price tags disclosing their methods of price comparisons. The ruling also could prohibit a retailer from using common reference terms like “compare,” without going through a prohibitively difficult and often impossible validation process.

About Overstock.com
Overstock.com (NASDAQ: OSTK) is a discount online shopping retailer based in Salt Lake City, Utah that sells a broad range of products including furniture, rugs, bedding, electronics, clothing, jewelry and cars.  Worldstock.com, a fair trade department dedicated to selling artisan-crafted products from around the world offers additional unique items. Main Street Revolution supports small businesses across the United States by providing them a national customer base. The Nielsen State of the Media: Consumer Usage Report placed Overstock.com among the top five most visited mass merchandiser websites in 2011.  The NRF Foundation/American Express 2011 Customer Choice Awards ranked Overstock.com #4 in customer service among all U.S. retailers.  Overstock.com sells internationally under the name O.co.  Overstock Shopping (http://www.overstock.com and

http://www.o.co) regularly posts information about the company and other related matters under Investor Relations on its website.

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Overstock.com®, O.co®, Worldstock Fair Trade® and Club O Rewards® are registered trademarks of Overstock.com, Inc. O.info™, Club O™, Club O Dollars™ and Your Savings Engine™ are trademarks of Overstock.com, Inc. All other trademarks are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the announced court ruling. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company’s Form 10-Q for the quarter ended September 30, 2013  which was filed with the SEC on October 24, 2013, and any subsequent filings with the SEC.

SOURCE Overstock.com, Inc.